EXHIBIT 10.20

CONSULTING AGREEMENT

THIS AGREEMENT is made active this 3lst day of January, 2006, by and between Gabriel Technologies Corporation, a Delaware corporation with its principal offices at 4538 S. 140th Street, Omaha, NE 68137 (“Gabriel”) and Barry Nussbaum, an individual residing at 2775 Via De La Valle, Suite 205, Del Mar, Ca. 92014 (“Consultant”).

WITNESSETH

Whereas, Company desires to enter into a Consulting Agreement with Consultant; and

Whereas, Consultant desires to act as a consultant to Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual exchange of promises herewith, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Responsibilities.

(a) Consultant is hereby engaged as a general business consultant to Company, and shall report directly to the President of Company.

(b) Consultant is obligated to provide part time efforts toward meeting or exceeding Company’s goals and objectives.

(c) Consultant shall lend any and all subject matter expertise, knowledge, skills and experience to achieve Company goals and objectives.

2. Compensation. In consideration for the services to be rendered to Gabriel hereunder, Gabriel agrees to issue to Consultant or his assignee non-qualified stock options to purchase up to 250,000 shares of Gabriel’s common stock at an exercise price of $1.00. Unless otherwise notified in writing by Consultant, Gabriel shall issue options in the name of Benjamin Financial Limited Partnership (BFLP), a California Limited Partnership. Such options shall have a term of five years and shall vest in 12 monthly installments (the first 11 of which shall be of 20,833 shares and the final installment of which shall be 20,837 shares). Each installment shall vest on the 25th of each month (beginning February 25, 2006). At any time after options have been issued, Gabriel agrees to allow Consultant or BFLP to transfer options to any third party.

3. Expenses. Gabriel shall reimburse Consultant for all reasonable out-of-pocket expenses incurred while performing services pursuant to this Agreement. Said reimbursement shall be consistent with Gabriel’s then-current expense reimbursement guidelines for its own employees. Expenses in excess of $1,000 individually and $5,000 in the aggregate must be pre-approved by the President.

4. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for the term of twelve months, unless terminated or extended as provided in Section 10. Termination or expiration of this Agreement shall not extinguish any rights of compensation of Consultant due for the Term as herein provided, nor any obligations of Consultant to Company arising for activities up to the date of such termination or expiration. Upon termination of this Agreement for cause, all of Consultant’s options hereunder (vested or unvested) shall immediately terminate.

5. Time and Efforts. Consultant agrees to devote such time and use such commercially reasonable best efforts in the performance of his duties as may be required to skillfully and completely perform the services requested by Company hereunder. During the Term of this Agreement, Consultant agrees that he will not perform any activities or services or accept any other consulting engagements as would be inconsistent with this Agreement or the relationship between the parties, or as would interfere with, or present a conflict of interest concerning, Consultant’s services to Company. Consultant warrants and represents to Company that his services hereunder will not constitute a breach of any contract, agreement or obligation of Consultant to any other party.

6. Independent Contractor. Consultant agrees to provide his part time services as an independent contractor and not as an employee or officer of Company. Consultant acknowledges and agrees that he does not have the power, express or implied, to make any contract, agreement, promise, warranty or representation on behalf of Company in any manner. Consultant will not hire or engage any third-party consultants, lawyers, accountants or other advisors on behalf of Company without the prior approval of Company. Consultant acknowledges that Company is not responsible for any federal or state taxes in respect to payment of his compensation hereunder and that it is his responsibility to calculate and pay tax obligations according to the requirements of applicable law.

7. Applicable Law; Venue.

(a) This agreement shall be governed by and under the laws of the State of Delaware without giving effect to conflicts of law principles.

(b) Any dispute arising under or in any way related to this Agreement shall be brought in the State or Federal courts located in Nebraska.

8. Severability. If any provision of this Agreement is held invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

9. Termination, Modification, or Waiver. This Agreement may not be terminated by Company prior to the expiration of the Term except for cause and then only upon 30 days prior written notice and payment for all services rendered through the date of such termination delivered with such notice. For purposes hereof, “cause” means any of the following acts or omissions of Consultant: (i) repeated failure to follow reasonable and lawful written directives of the President or the Board of Directors; (ii) willful misconduct that causes any material injury to the financial condition or business reputation of Company; (iii) any act of fraud, theft, misappropriation or embezzlement or other similar conduct with respect to any aspect of the business or assets of the Company; (iv) drug use or alcohol use that materially interferes with the performance hereunder, or (v) conviction of a felony, crime involving fraud or misrepresentation, or conviction of any other crime the effect of which is likely to have a material adverse effect on the business or reputation of Company. No amendment, alteration, or change to this Agreement shall be effective unless in writing and signed by Consultant and Company. The term may be extended after the initial term, subject to negotiations and written agreement between Consultant and Company. Consultant may terminate this Agreement at any time upon 30 days prior written notice to Company.

10. Confidentiality. Consultant acknowledges that during the course of performance of his consulting services for Company, Consultant will acquire confidential and non-public information pertaining to Company and its business, including investment plans or strategies, trade secrets, customer lists, vendor and customer contacts and the details thereof, pricing policies, operational methodology, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, confidential information of third parties which is subject to a nondisclosure or confidentiality agreement between such third parties and Company, other information pertaining to the business of Company that is not publicly available, as well as other information that the Company has indicated to be confidential or which, by the nature of the information or the circumstances of its disclosure, the Consultant ought reasonably to consider confidential (collectively, the “Confidential Information”). Consultant shall not, during the Term, directly or indirectly disclose to any person, except to Company or its officers and agents or as reasonably required in connection with Consultant’s duties on behalf of Company, or use, pursue, or exploit, except on behalf of Company, any Confidential Information acquired by Consultant during the Term. Consultant shall not, at any time after the termination or expiration of the Term, directly or indirectly disclose to any person any Confidential Information nor use, pursue, or exploit the Confidential Information for any purpose whatsoever. If the Consultant is compelled by law to disclose Confidential Information, it shall use its reasonable efforts to give the Company 10 days’ prior written notice of compelled disclosure and shall limit such disclosure to the extent legally possible. Upon termination or expiration of the Term for any reason, or upon Company’s request at any time, Consultant shall return to Company all documents and materials (including software) relating directly or indirectly to the Confidential Information. Consultant acknowledges that all such documents and materials are and shall remain the property of Company. Consultant shall not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody the Confidential Information and which are provided to Consultant hereunder. To the extent Consultant breaches this agreement by using Gabriel’s Confidential Information in a non-permissible way, any inventions, improvements, or other intellectual property resulting from such non-permissible use will be the property of Gabriel. Consultant will and does hereby automatically assign, grant and convey to Gabriel any and all rights, title and interest in such new intellectual property, at the time of creation of any such work, without a requirement of further consideration, and regardless of any right, title or interest Consultant may have in any such work. Consultant further agrees that upon request, Consultant will execute a written assignment of such new intellectual property to Gabriel. The obligations of this Section shall survive the termination of this Agreement and continue for 10 years after the date of last disclosure.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns; provided that since this is a contract for personal services of Consultant, Consultant may not assign this Agreement without the prior written consent of Company which may be granted or withheld as Company determines in its sole discretion.

12. Counterparts. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed to be an original instrument. A facsimile transmission of this Agreement bearing a signature on behalf of a party will be legal and binding on such party.

13. Paragraph Headings. The Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

14. Gender and Number. Where the context so requires, the masculine gender shall be construed to include the feminine and/or neuter and vice versa, and the singular shall be construed to include the plural and the plural the singular.

15. Integration. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements, arrangements and policies between the parties with respect to the subject matter hereof.

16. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be furnished either by personal delivery, overnight mail or by certified mail, return receipt requested, to the principal office address of the party to whom such notice is being sent.

Consultant:

Barry Nussbaum
2775 Via De La Valle Suite 205
Del Mar, CA 92014

Company:

Gabriel Technologies Corp
4538 South 140th Street
Omaha, NE 68137
Telephone: 402-614-0258
Facsimile: 402-614-0498

Either party may change his or its address for notice and communications hereunder by delivery of written notice of such change to the other party.

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reasonable in order to protect Gabriel and its business, and expressly agrees that monetary damages would be inadequate to compensate Gabriel for any breach ____ Consultant of any covenants and agreements set forth herein. Accordingly, Consultant agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Gabriel and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Gabriel shall be entitled to obtain both temporary and permanent injunctive relief against the threatened _______ of this Agreement or the continuation of any such breach, without the necessity of posting bond or other security (to the extent that Gabriel is required to post bond or other security, the parties agree and stipulate that $1,000 is sufficient for such bond or other security) or proving actual damages.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first above written.

CONSULTANT	COMPANY
Gabriel Technologies Corp

/s/ Barry Nussbaum	By: /s/ Keith Feilmeier
Barry Nussbaum, Individually	Keith Feilmeier, CEO